Exhibit 99.1

SUPERVALU Reports Fourth Quarter and Fiscal 2009 Results

Provides Fiscal 2010 Guidance and Increases Debt Reduction Target

MINNEAPOLIS--(BUSINESS WIRE)--April 23, 2009--SUPERVALU INC. (NYSE: SVU):

Highlights:	Fiscal 2009	Fiscal 2009	Fiscal 2010
Reconciliation of GAAP to Non-GAAP(1)	Fourth Quarter 13 Weeks	Full Year 53 Weeks	Guidance 52 Weeks
GAAP diluted earnings (loss) per share	$(0.95)	$(13.51)	$2.44 to $2.59
Non-GAAP adjustments:
Non-cash impairment charges	1.17	15.71	-
Cost related primarily to store closures	0.58	0.58	0.06
Pre-acquisition litigation settlement costs	0.07	0.07	-
One-time acquisition-related costs	-	0.04	-
Non-GAAP adjustments subtotal	1.82	16.40	0.06
Non-GAAP adjusted diluted earnings per share(1)	$0.87	$2.89	$2.50 to $2.65
  Previously announced predominantly non-cash charges reduced fourth quarter GAAP results
  Fourth quarter adjusted diluted earnings per share at high end of guidance
  Transformational strategic initiatives remain on track

(1) Comparison of GAAP to Non-GAAP Financial Measures
Non-GAAP financial measurements in this release are provided to assist in understanding the impact of the Charges and one-time acquisition-related costs on actual results and fiscal 2010 guidance. We believe that adjusting for the Charges and one-time acquisition-related costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

SUPERVALU INC. (NYSE: SVU) today reported fourth quarter fiscal 2009 net sales of $10.8 billion and a net loss of $201 million, or $0.95 per diluted share, including predominantly non-cash charges of $498 million pre-tax or $386 million after-tax, or $1.82 per diluted share. These charges included the finalization of the third quarter non-cash impairment charges required by Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” ($274 million pre-tax or $250 million after-tax, or $1.17 per diluted share), costs related primarily to closure of non-strategic stores ($200 million pre-tax or $121 million after-tax, or $0.58 per diluted share), and settlement costs related to a pre-acquisition Albertsons litigation matter ($24 million pre-tax or $15 million after-tax, or $0.07 per diluted share)(collectively referred to as the “Charges”). When adjusted for the Charges, fourth quarter fiscal 2009 net earnings were $185 million or $0.87 per diluted share, which included an approximate $0.06 per diluted share benefit related to the 53rd week. In the fourth quarter of fiscal 2008, the company reported net sales of $10.4 billion and net earnings of $156 million, or $0.73 per diluted share and included charges for one-time acquisition-related costs of $9 million after-tax or $0.04 per diluted share. When adjusted for the Charges, one-time acquisition-related costs and the benefit of the 53rd week, fourth quarter diluted earnings per share increased 5 percent to $0.81 in fiscal 2009 compared to $0.77 last year.

Jeff Noddle, SUPERVALU chairman and chief executive officer, said, “It’s good to wrap up fiscal 2009 with fourth quarter adjusted earnings per share on a comparable basis exceeding last year by 5 percent. As we enter fiscal 2010, we anticipate a challenging economic environment, but remain focused on executing the strategic initiatives that will drive sustainable long-term sales and earnings growth. Our center-led merchandising and customer-centric marketing initiatives are on-track, and our substantial remodel program has freshened our store base. Combined with improved customer service scores and our revamped and energized own brands program, we are better positioned to deliver an enhanced value message to consumers.”

Fourth Quarter Results

Fourth quarter retail net sales were $8.5 billion and included an approximate $0.6 billion benefit from the 53-week year, compared to $8.1 billion last year. When adjusted for the 53rd week, fiscal 2009 fourth quarter retail net sales were $7.9 billion, primarily reflecting the impact of store closures and negative identical store (“ID”) sales of 2.0 percent. Fourth quarter ID sales included a negative 80 basis point impact from the Thanksgiving calendar shift that benefited the third quarter by a like amount. Adjusted for the impact of the calendar shift, ID sales declined 1.2 percent, as a result of a soft sales environment and higher levels of competitive activity, and remained at a level consistent with past quarters. Total retail square footage at the end of the fourth quarter of fiscal 2009 was approximately 69.3 million, a 2.8 percent decrease from the fourth quarter of fiscal 2008. Total retail square footage, excluding store closures, increased 1.4 percent over the fourth quarter of fiscal 2008.

Fourth quarter supply chain services net sales were $2.3 billion and included an approximate $0.2 billion benefit from the 53-week year, compared to $2.3 billion last year. When adjusted for the 53rd week, fiscal 2009 fourth quarter supply chain services net sales were $2.1 billion, primarily reflecting the on-going transition of Target Corporation volume to self-distribution, offset in part by the pass through of inflation.

Retail food net sales in the fourth quarter of fiscal 2009 represented 78.5 percent of total net sales compared to 77.8 percent last year. Supply chain services net sales in the fourth quarter of fiscal 2009 represented 21.5 percent of total net sales compared to 22.2 percent last year.

Gross profit margin in the fourth quarter was $2.5 billion, or 22.9 percent of net sales, compared to $2.4 billion, or 23.3 percent of net sales last year. The decrease in gross margin as a percent of net sales primarily reflects the impact of investments in price and promotional spending, inventory-related charges and LIFO charges, partially offset by favorable shrink.

Selling and administrative expenses in the fourth quarter were $2.3 billion, or 21.0 percent of net sales, compared to $2.0 billion, or 19.3 percent last year. The increase in selling and administrative expenses primarily reflects the impact of store closure charges and settlement costs related to a pre-acquisition Albertsons litigation matter.

Goodwill and intangible asset impairment charges of $0.3 billion pre-tax were recorded in the fourth quarter as part of the finalization of the SFAS No. 142 goodwill and intangible asset impairment charges recorded in the third quarter, which are reflected in the retail segment operating earnings.

Fourth quarter retail food operating loss was $57 million. When adjusted for pre-tax charges impacting the retail segment of $274 million in impairment charges required by SFAS No. 142 and $162 million in costs related primarily to closure of non-strategic stores, the company had retail food operating earnings of $379 million, or 4.5 percent of net sales compared to operating earnings of $374 million, or 4.6 percent of net sales last year.

Supply chain services operating earnings were $76 million, or 3.3 percent of net sales, compared to $75 million, or 3.3 percent of net sales last year.

Net interest expense for the fourth quarter was $149 million compared to $157 million last year reflecting lower borrowing levels and interest rates. The company remains in compliance with all debt covenants.

SUPERVALU’s income tax benefit was $11 million, or 5.2 percent of pre-tax loss in the fourth quarter of fiscal 2009 compared to income tax expense of $104 million, or 40.0 percent of pre-tax income in the fourth quarter last year. The tax rate for the fourth quarter of fiscal 2009 reflected the impact of the impairment charges, the majority of which is not deductible for tax purposes.

For the fourth quarter of fiscal 2009, diluted loss per share is computed using the 211 million basic weighted-average number of shares outstanding and excludes all outstanding stock options and restricted stock as their effect is anti-dilutive when applied to losses. For purposes of calculating fourth quarter Non-GAAP adjusted diluted earnings per share, diluted weighted-average shares were increased by approximately 1 million weighted-average shares from stock options and restricted stock that would have been dilutive when applied to earnings. As a result, diluted weighted-average shares outstanding for the fourth quarter would have been approximately 212 million shares, compared to 213 million shares last year.

Fiscal 2009 Results

The company reported full year net sales of $44.6 billion and a net loss of $2.9 billion or $13.51 per diluted share, including predominantly non-cash charges of $3.8 billion pre-tax or $3.5 billion after-tax, or $16.40 per diluted share. These charges included impairment charges required by SFAS No. 142 ($3.5 billion pre-tax or $3.3 billion after-tax, or $15.71 per diluted share), costs related primarily to closure of non-strategic stores ($200 million pre-tax or $121 million after-tax, or $0.58 per diluted share), settlement costs related to a pre-acquisition Albertsons litigation matter ($24 million pre-tax or $15 million after-tax, or $0.07 per diluted share) and one-time acquisition-related costs ($14 million pre-tax or $8 million after-tax, or $0.04 per diluted share). When adjusted for the Charges and one-time acquisition-related costs, fiscal 2009 net earnings were $615 million or $2.89 per diluted share, which included an approximate $0.06 per diluted share benefit related to the 53rd week. In fiscal 2008, the company reported net sales of $44.0 billion and net earnings of $593 million, or $2.76 per diluted share, which included charges for one-time acquisition-related costs of $45 million after-tax, or $0.21 per diluted share.

Year-to-date net cash flows from operating activities were $1.5 billion compared to $1.7 billion in the prior year, primarily reflecting the timing of tax payments. Year-to-date net cash flows used in investing activities were $1.0 billion compared to $1.0 billion last year. Year-to-date capital spending was $1.2 billion, including approximately $26 million in capital leases, compared to $1.2 billion last year, including approximately $36 million in capital leases. Year-to-date capital spending reflected store remodeling activity, new retail stores and technology expenditures. In fiscal 2009, the company completed 161 major remodels, 17 minor remodels, 14 new traditional stores and 25 new limited assortment corporate stores.

Fiscal 2010 Guidance

The Company expects to generate fiscal 2010 earnings per diluted share on a GAAP basis within a range of $2.44 to $2.59 per diluted share, including charges related to timing of store closure activities of $20 million pre-tax, or $0.06 per share, which are part of the previously announced store closure and cost mitigation efforts. On an adjusted basis, fiscal 2010 earnings are expected to be in a range of $2.50 to $2.65 per diluted share.

The Company has increased its fiscal 2010 debt reduction guidance by $100 million to approximately $700 million, reflecting updated fiscal 2010 capital spending guidance of approximately $750 million.

In addressing guidance, Noddle added, “Fiscal 2010 will be a year of further investment at SUPERVALU. We know that consumers are placing a greater emphasis on price, and we are taking the actions necessary to strengthen our overall competitive position. While these actions will have a short-term impact on profitability, they build a better value proposition for consumers in this economic environment and provide a foundation for future robust sales growth.”

SUPERVALU’s fiscal 2010 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be approximately $43 billion;
  Identical store sales growth, excluding fuel, is projected to be in the range of negative 1 percent to plus 1 percent;
  Sales in the traditional food distribution business are expected to decline approximately 5 percent, primarily reflecting the final transition of the Target Corporation volume to self distribution;
  Consumer spending will continue to be pressured by inflation and the economy;
  Fiscal 2010 will include approximately $20 million pre-tax, or $0.06 per diluted share related to previously announced store closure and cost mitigation activities, which when combined with fiscal 2009 related charges are estimated to be approximately $220 million pre-tax;
  The effective tax rate is estimated to be approximately 38.7 percent;
  Weighted-average diluted shares are estimated to be approximately 213 million;
  Capital spending is projected to be approximately $750 million, which will include 75 to 80 major store remodels, 30 to 40 minor remodels, 3 new traditional supermarkets and 50 to 60 new limited assortment stores, including 35 licensed stores; and
  Debt reduction is estimated to be approximately $700 million.

A conference call to review the fourth quarter and year results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing (706) 645-9291 with passcode 93188952 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through May 10, 2009.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the United States grocery channel with estimated annual sales of $43 billion. SUPERVALU holds leading market share positions across the U.S. with its 2,421 retail grocery locations, including 862 licensed locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 180,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations or future operating results, statements as to the progress and expected benefits of the combination of the operations of Albertson’s, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, synergies, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic and industry conditions, competition, food and drug safety issues, the integration of Albertsons operations, store expansion and remodeling, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self insurance, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes and accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

(In millions, except per share data)	Fiscal Quarter Ended February 28, 2009 (13 weeks)	% of net sales	Fiscal Quarter Ended February 23, 2008 (12 weeks)	% of net sales

Net sales	$10,820	100.0%	$10,386	100.0%
Cost of sales	8,341	77.1%	7,967	76.7%
Gross profit	2,479	22.9%	2,419	23.3%

Selling and administrative expenses	2,268	21.0%	2,002	19.3%
Goodwill and intangible asset impairment charges	274	2.5%	-	0.0%
Operating earnings (loss) (1)	(63)	-0.6%	417	4.0%

Interest expense, net	149	1.4%	157	1.5%
Earnings (loss) before income taxes	(212)	-2.0%	260	2.5%
Income tax provision (benefit)	(11)	-0.1%	104	1.0%

Net earnings (loss)	$(201)	-1.9%	$156	1.5%

Net earnings (loss) per share
Basic	$(0.95)		$0.74
Diluted	$(0.95)		$0.73

Weighted average number of common shares outstanding
Basic	211		212
Diluted	211		213

(1) Operating loss for the fourth quarter ended February 28, 2009 included $274 goodwill and intangible asset impairment charges, $200 charges related primarily to closure of non-strategic stores and $24 settlement costs related to a pre-acquisition Albertsons litigation matter. Operating earnings for the fourth quarter ended February 23, 2008 included $15 one-time acquisition-related costs.

SUPERVALU INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
	Fiscal Year-to-Date Ended		Fiscal Year-to-Date Ended
(In millions, except per share data)	February 28, 2009 (53 weeks)	% of net sales	February 23, 2008 (52 weeks)	% of net sales

Net sales	$44,564	100.0%	$44,048	100.0%
Cost of sales	34,451	77.3%	33,943	77.1%
Gross profit	10,113	22.7%	10,105	22.9%

Selling and administrative expenses	8,746	19.6%	8,421	19.1%
Goodwill and intangible asset impairment charges	3,524	7.9%	-	0.0%
Operating earnings (loss) (1)	(2,157)	-4.8%	1,684	3.8%

Interest expense, net	622	1.4%	707	1.6%
Earnings (loss) before income taxes	(2,779)	-6.2%	977	2.2%
Income tax provision	76	0.2%	384	0.9%

Net earnings (loss)	$(2,855)	-6.4%	$593	1.3%

Net earnings (loss) per share
Basic	$(13.51)		$2.80
Diluted	$(13.51)		$2.76

Weighted average number of common shares outstanding
Basic	211		211
Diluted	211		215

(1) Operating loss for the year ended February 28, 2009 included $3,524 goodwill and intangible asset impairment charges, $200 charges related primarily to closure of non-strategic stores, $24 settlement costs related to a pre-acquisition Albertsons litigation matter and $14 one-time acquisition-related costs. Operating earnings for the year ended February 23, 2008 included $73 one-time acquisition-related costs.

SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	February 28, 2009	February 23, 2008
(In millions)	(13 weeks)	(12 weeks)

Net sales
Retail food	$8,496	$8,083
	78.5%	77.8%
Supply chain services	2,324	2,303
	21.5%	22.2%
Total net sales	$10,820	$10,386
	100%	100%

Operating earnings (loss)
Retail food (1)	$(57)	$374
Supply chain services	76	75
Corporate (2)	(82)	(32)
Total operating earnings (loss)	(63)	417
Interest expense, net	149	157
Earnings (loss) before income taxes	(212)	260
Income tax provision (benefit)	(11)	104
Net earnings (loss)	$(201)	$156

LIFO charge	$20	$4

Depreciation and amortization
Retail food	$214	$208
Supply chain services	20	22
Total	$234	$230

(1) Retail food operating loss for the fourth quarter ended February 28, 2009 included $274 non-cash impairment charges required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and $162 related primarily to closure of non-strategic stores.

(2) Corporate expense for the fourth quarter ended February 28, 2009 included $38 in cost mitigation charges and $24 settlement costs related to a pre-acquisition Albertsons litigation matter. Corporate expense for the fourth quarter ended February 23, 2008 included $15 one-time acquisition-related costs.

SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
	February 28, 2009	February 23, 2008
(In millions)	(53 weeks)	(52 weeks)

Net sales
Retail food	$34,664	$34,341
	77.8%	78.0%
Supply chain services	9,900	9,707
	22.2%	22.0%
Total net sales	$44,564	$44,048
	100%	100%

Operating earnings (loss)
Retail food (1)	$(2,315)	$1,550
Supply chain services	307	274
Corporate (2)	(149)	(140)
Total operating earnings (loss)	(2,157)	1,684
Interest expense, net	622	707
Earnings (loss) before income taxes	(2,779)	977
Income tax provision	76	384
Net earnings (loss)	$(2,855)	$593

LIFO charge	$78	$30

Depreciation and amortization
Retail food	$968	$922
Supply chain services	89	95
Total	$1,057	$1,017

(1) Retail food operating loss for the year ended February 28, 2009 included $3,524 non-cash impairment charges required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and $162 related primarily to closure of non-strategic stores.

(2) Corporate expense for the year ended February 28, 2009 included $38 in cost mitigation charges, $24 settlement costs related to a pre-acquisition Albertsons litigation matter and $14 one-time acquisition-related costs. Corporate expense for the year ended February 23, 2008 included $73 one-time acquisition-related costs.

SUPERVALU INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(unaudited)

(In millions)	February 28, 2009	February 23, 2008

ASSETS
Current assets
Cash and cash equivalents	$240	$243
Receivables, net	874	951
Inventories	2,709	2,776
Other current assets	282	177
Total current assets	4,105	4,147
Property, plant and equipment, net	7,528	7,533
Goodwill	3,748	6,957
Intangible assets, net	1,584	1,952
Other assets	639	473
Total assets	$17,604	$21,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,067	$3,354
Current maturities of long-term debt and capital lease obligations	516	331
Other current liabilities	889	922
Total current liabilities	4,472	4,607
Long-term debt and capital lease obligations	7,968	8,502
Other liabilities	2,583	2,000
Total stockholders' equity	2,581	5,953
Total liabilities and stockholders’ equity	$17,604	$21,062

SUPERVALU INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
	February 28, 2009	February 23, 2008
(In millions, except per share data)	(53 weeks)	(52 weeks)

Cash flows from operating activities
Net earnings	$ (2,855)	$ 593
Adjustments to reconcile net earnings to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	3,524	-
Asset impairment and other charges	169	14
Depreciation and amortization	1,057	1,017
LIFO charge	78	30
Gain on sale of assets	(9)	(23)
Deferred income taxes	(118)	(74)
Stock-based compensation	44	52
Other	(25)	(15)
Changes in operating assets and liabilities
Receivables	68	103
Inventories	(12)	(20)
Accounts payable and accrued liabilities	(216)	(278)
Income taxes currently payable	(83)	319
Other	(88)	14
Net cash provided by operating activities	1,534	1,732
Cash flows from investing activities
Proceeds from sale of assets	117	195
Purchases of property, plant and equipment	(1,186)	(1,191)
Other	55	28
Net cash used in investing activities	(1,014)	(968)
Cash flows from financing activities
Proceeds from issuance of long-term debt	215	41
Payment of long-term debt and capital lease obligations	(581)	(692)
Proceeds from settlement of mandatory convertible securities	-	52
Dividends paid	(145)	(142)
Net proceeds from the sale of common stock under option plans and related tax benefits	11	153
Payment for purchase of treasury shares	(23)	(218)
Net cash used in financing activities	(523)	(806)
Net decrease in cash and cash equivalents	(3)	(42)
Cash and cash equivalents at beginning of period	243	285
Cash and cash equivalents at end of period	$ 240	$ 243

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
David Oliver, 952-828-4540
david.m.oliver@supervalu.com
Steve Bloomquist, 952-828-4144
steven.j.bloomquist@supervalu.com